HOMESTEAD VILLAGE INCORPORATED

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)



                                                                          YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------------------
                                                         1999 (1)      1998 (1)     1997 (1)    1996 (1)     1995
                                                         --------      --------     --------    --------     ----
(Loss) earnings from continuing operations.........    $  (63,208)   $  (3,889)    $   5,771   $   3,082   $  2,851
Add:  Interest expense, net........................         51,264       23,190        2,190       5,971      2,958
                                                       -----------   ----------    ---------   ---------   --------

(Loss) earnings as adjusted........................       (11,944)       19,301        7,961       9,053      5,809
                                                       -----------   ----------    ---------   ---------   --------

Fixed charges:
     Interest expense..............................         51,264       23,190        2,190       5,971       2,958
     Capitalized interest..........................          6,443       25,315       69,747       4,365       2,143
                                                       -----------   ----------    ---------   ---------   ---------
         Total fixed charges                           $    57,707   $   48,505    $  71,937   $  10,336   $   5,101
                                                       -----------   ----------    ---------   ---------   ---------

Ratio of earnings to fixed charges.................         (0.21)         0.40         0.11        0.88        1.14
                                                       ===========   ==========    =========   =========   =========

--------------


(1) (Loss) earnings for years ended December 31, 1999, 1998, 1997, and 1996 were inadequate to cover fixed charges by $69,651,000, $29,204,000, $63,976,000 and $1,283,000, respectively.

     For purpose of computing these ratios, "earnings" consist of earnings from operations plus fixed charges other than capitalized interest. "Fixed charges" consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.